EXHIBIT (23)




                Consent of Independent Accountants


The Board of Directors
Claire's Stores, Inc.



We consent to the incorporation by reference in the Registration Statement of Claire's Stores, Inc., on Form S-8(No. 333-58549) and Form S-3(No. 333-42027) of our report, dated March 26, 1999, relating to the consolidated balance sheets of Claire's Stores, Inc. and subsidiaries as of January 30, 1999 and January 31, 1998, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three year period ended January 30, 1999 which report appears in the January 30, 1999 Annual Report on Form 10-K of Claire's Stores, Inc.





/S/KPMG LLP
Fort Lauderdale
April 29, 1999






















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